As filed with the Securities and Exchange Commission on May 5, 2016

Registration No. 333-203033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANCHOR BANCORP WISCONSIN INC.

(Exact name of registrant as specified in its charter)

Delaware	39-1726871
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

25 West Main Street

Madison, Wisconsin 53703

(608) 252-8700

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anchor BanCorp Wisconsin Inc. 2014 Omnibus Incentive Plan

(Full Title of the Plan)

Jeffrey L. Knight

Executive Vice President, Chief Legal Counsel,

and Corporate Secretary

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister unsold securities of Anchor BanCorp Wisconsin Inc., a Delaware corporation (“Anchor”), that were registered on Registration Statement on Form S-8 (File No. 333-203033) filed by Anchor with the Securities and Exchange Commission on March 26, 2015 (the “Registration Statement”). The Registration Statement registered 600,000 shares of Anchor common stock to be issued to participants under the Anchor BanCorp Wisconsin Inc. 2014 Omnibus Incentive Plan.

Anchor entered into an Agreement and Plan of Merger, dated as of January 11, 2016, with Old National Bancorp (“Old National”), an Indiana corporation, pursuant to which Anchor was merged with and into Old National (the “Merger”). The Merger was consummated and became effective on May 1, 2016.

In connection with the Merger, Old National, as successor to Anchor, has terminated all offerings of Anchor’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained therein, Old National hereby removes from registration any and all securities of Anchor registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Evansville, State of Indiana, on May 5, 2016.

OLD NATIONAL BANCORP
as successor to Anchor BanCorp Wisconsin Inc.

By:	/s/ Jeffrey L. Knight
Name:	Jeffrey L. Knight
Title:	EVP, Chief Legal Counsel, and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.